UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2016

Marin Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35838	20-4647180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 27th Floor San Francisco, California 94105	94105
(Address of principal executive offices)	(Zip Code)

(415) 399-2580

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

The information set forth below under Item 5.02(c) is hereby incorporated by referenced into this Item 5.02(b).

(c)

On August 18, 2016, the Board of Directors (the “Board”) of Marin Software Incorporated (“Marin” or the “Company”) decided to reappoint Christopher A. Lien, age 49, to the role of Chief Executive Officer effective as of such date, and as a result David Yovanno has stepped down as Chief Executive Officer of the Company and, effective August 22, 2016, from his position as a member of the Board. On August 26, 2016, Mr. Yovanno will cease to be an employee. Mr. Lien will continue to serve on the Board and act as Chairman of the Board.

Mr. Lien is Marin’s founder and Chairman of the Board, and rejoined the Company as Chief Executive Officer in August 2016. From September 2015 to August 2016, Mr. Lien has served on boards of private companies as well as Marin Software. From May 2014 until September 2015, Mr. Lien served as executive chairman of Marin Software, and from the founding of the Company in 2006 to May 2014, he served as the Company’s Chief Executive Officer. Mr. Lien has been a member of the Board since 2006. Previously, Mr. Lien served as Chief Operating Officer of Adteractive, Inc., an online performance marketing company, from 2004 to 2005. In 2001, Mr. Lien co-founded and served as Chairman and Chief Financial Officer of Sugar Media, Inc., a broadband services platform, until its acquisition in 2003 by 2Wire, Inc., a leading supplier of DSL equipment and services, which was subsequently acquired by Pace plc in 2010. Prior to that, Mr. Lien served in various capacities at BlueLight.com, LLC, Kmart Corporation’s e-commerce and Internet service provider subsidiary from 2000 to 2001, including as Chief Financial Officer and acting Chief Executive Officer. Prior to BlueLight.com, Mr. Lien spent 10 years at various investment banks, including Morgan Stanley and Evercore Partners, with his last role as Managing Director. Mr. Lien holds an A.B. from Dartmouth College, where he was elected as a member of Phi Beta Kappa, and an M.B.A. from the Stanford Graduate School of Business. Mr. Lien’s presence as a member of the Board brings his thorough knowledge of the Company into the Board’s strategic and policy-making discussions. He brings his extensive experience in finance, digital marketing and executive roles in the information technology industry into deliberations regarding the Company’s strategy and operations.

On August 24, 2016, the Company issued a press release announcing the appointment of Mr. Lien as Chief Executive Officer of the Company. The press release is being attached as Exhibit 99.1 to this Current Report on Form 8-K.

(e)

From now until Mr. Yovanno’s last day as an employee on August 26, 2016, he will continue to receive his regular base salary. In addition, pursuant to the terms of Mr. Yovanno’s Severance and Change of Control Agreement (the “Original Severance Agreement”), which he entered into in connection with his employment in May 2014, he will be eligible for certain separation benefits, subject to entering into an agreement (“Separation Agreement”) with Marin Software providing for a release of all claims he may have against the Company. As provided in the Original Severance Agreement, Mr. Yovanno will be eligible to receive (a) a separation payment equal to nine months of base salary and (b) if he timely elects to continue his existing health benefits under COBRA, reimbursement of health benefits insurance under COBRA until the earlier of (i) nine months from his final day as an employee or (ii) the date on which he becomes eligible for health insurance coverage under another health insurance plan. Mr. Yovanno’s stock options and restricted stock units shall cease vesting on August 26, 2016 and any unvested shares and restricted stock units thereunder shall terminate.

In connection with Mr. Lien’s appointment as Company’s Chief Executive Officer, Mr. Lien and the Company expect to enter into an offer letter providing for the terms of Mr. Lien’s employment with the Company (the “Offer Letter”). Pursuant to his Offer Letter, we expect that Mr. Lien will be entitled to receive an annualized base salary of $400,000 and will be eligible to receive an annual bonus of $400,000 per year pursuant to the Company’s bonus plan based on objectives as determined by the Compensation Committee or the Board.

The descriptions of the Separation Agreement and the Offer Letter set forth herein do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of the Separation Agreement and Offer Letter, respectively, copies of which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title

99.1	Press release of Marin Software Incorporated announcing the appointment of Chris Lien as Chief Executive Officer, dated August 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marin Software Incorporated

Date: August 24, 2016	By:	/s/ Stephen Kim
Stephen E. Kim EVP, General Counsel and Corporate Secretary